United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 29, 2012

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.01. Change in Control of Registrant.

On August 29, 2012, IST Holdings, LLC, a Nebraska limited liability company (“Holdings”) acquired 1,470,799 shares of the Series C 8% Cumulative, Compounding, Exchangeable Preferred Stock (“Series C Preferred”) of iSecureTrac Corp. (the “Company”) from MH Imports, Inc., a Delaware corporation (“MH”), along with warrants to purchase 564,251 shares of the common stock of the Company (such warrants and the Series C Preferred, being referred to as the “MH Securities”). The shares of Series C Preferred acquired by Holdings represent approximately 85% of the issued and outstanding shares of Series C Preferred and are exchangeable by their terms into 7,034,256 shares of the Company’s common stock and additional warrants to purchase an additional 5,391,141 shares of common stock at a purchase price of $2.30 per share for five years. The purchase price paid by Holdings for the MH Securities was $105,000, all of which was paid by Holdings from its own equity capital.

In addition, on the same date, Holdings acquired 1,438,359 shares of the Series D 8% Cumulative, Compounding, Exchangeable Preferred Stock (“Series D Preferred”) of the Company from Crestpark LP, Inc., a Delaware corporation (“Crestpark”). The shares of Series D Preferred acquired by Holdings represent 100% of the issued and outstanding shares of Series D Preferred and are exchangeable by their terms into 26,816,863 shares of the Company’s common stock. The purchase price paid by Holdings for the Series D Preferred was $150,000, all of which was paid by Holdings from its own equity capital. Holdings also purchased from Crestpark a certain promissory note issued by the Company on December 31, 2011with a remaining principal balance of $2,000,000 as of August 29, 2011 (the “Crestpark Note”).

As the owner of the shares of Series C Preferred and Series D Preferred, Holdings has the authority to appoint a majority of the Company’s board of directors. However, Holdings has indicated that it does not intend to exercise such authority, but rather intends to explore options for the exchange of Series C Preferred and Series D Preferred into common stock of the Company pursuant to the exchange provisions of the Series C Preferred and Series D Preferred. Holdings is also considering a conversion of a substantial portion of the Crestpark Note principal into shares of common stock of the Company. Upon the exchange of the Series C Preferred held by Holdings into common stock, the holders of the 244,417 shares of Series C Preferred remaining outstanding will have no authority to appoint a majority of the Company’s board of directors. As a result, all directors will be elected by the holders of the common stock and remaining shares of Series C Preferred Stock voting as a single class; provided, however, that each share of Series C Preferred Stock is entitled to eleven votes on each matter voted on by the shareholders, including the election of directors. However, after the exchange by Holdings of its shares of Series C Preferred and Series D Preferred into common stock, even without any conversion of the principal balance of the Crestpark Note or the exercise of any warrants, Holdings will own a substantial majority of the issued and outstanding shares of the Company’s common stock and will control approximately 71% of the total voting power of all shareholders.

The members of Holdings include Roger Kanne, Joseph Schwaller and Thomas Burlin, each of whom is a director of the Company, and Lincoln Zehr, the Chief Executive Officer of the Company. Messrs. Kanne and Schwaller control Holdings in their capacities as the sole managers of Holdings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Lincoln Zehr
Lincoln Zehr Chief Executive Officer

August 29, 2012